As filed with the U.S. Securities and Exchange Commission on January 18, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IZEA WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Nevada	7310	37-1530765
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

IZEA Worldwide, Inc. 2011 Equity Incentive Plan
IZEA Worldwide, Inc. 2014 Employee Stock Purchase Plan
(Full title of the plan)

Edward H. (Ted) Murphy
President and Chief Executive Officer
IZEA Worldwide, Inc.
480 N. Orlando Avenue
Suite 200
Winter Park, FL 32789
(407) 674-6911
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share, to be issued under the IZEA Worldwide, Inc. 2011 Equity Incentive Plan	1,000,000 shares (3)	$1.35	$1,350,000	$163.62
Common stock, par value $0.0001 per share, to be issued under the IZEA Worldwide, Inc. 2014 Employee Stock Purchase Plan	425,000 shares (4)	$1.35	$573,750	$69.54

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Capital Market on January 14, 2019.

(3)	Represents an increase to the authorized number of shares of common stock as to which equity compensation may be granted under the 2011 Equity Incentive Plan approved by the registrant's stockholders.

(4)	Represents an increase to the authorized number of shares of common stock as to which may be issued under the 2014 Employee Stock Purchase Plan approved by the registrant's stockholders.

EXPLANATORY NOTE
IZEA Worldwide, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of General Instruction E (Registration of Additional Securities) to Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), to register an additional 1,000,000 shares of its common stock, par value $0.0001 per share, that are reserved for issuance upon exercise of options granted, or in respect of other awards to be granted under the IZEA Worldwide, Inc. 2011 Equity Incentive Plan, and to register an additional 425,000 shares of its common stock that are reserved for issuance under the IZEA Worldwide, Inc. 2014 Employee Stock Purchase Plan, in each case pursuant to an amendment and restatement of such plan approved by the Company's stockholders on December 18, 2018. The contents of the Registration Statement on Form S-8 (Registration No. 333-196511), filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2014, are hereby incorporated by reference and made a part hereof, except that certain provisions contained in Part II thereof are modified as set forth in this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 17, 2018.

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 21, 2018, for the quarter ended June 30, 2018, filed with the SEC on August 14, 2018, and for the quarter ended September 30, 2018, filed with the SEC on November 14, 2018.

(c)
The Company’s Current Reports on Form 8-K filed with the SEC on January 16, 2018, April 3, 2018, April 11, 2018, April 23, 2018, June 11, 2018, June 29, 2018, July 12, 2018, July 30, 2018 (and amended on October 9, 2018), August 3, 2018, August 23, 2018, September 19, 2018, December 4, 2018, and December 20, 2018.

(d)
The description of the Company’s common stock contained in the Company’s Registration Statements on Form S-1, Registration Nos. 333-167960, 333-191743, 333-195081, and 333-197482, which descriptions are incorporated by reference into the Registration Statement on Form 8-A (Registration No. 001-37703), filed with the SEC pursuant to section 12(b) of the Securities Exchange Act of 1934, as amended, on February 25, 2016, including all amendments and reports updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6.    Indemnification of Directors and Officers.

Directors and officers of the Company are indemnified as provided by the Nevada Revised Statutes, the Company’s Amended and Restated Articles of Incorporation and the Company’s Amended and Restated Bylaws.
The Company’s Amended and Restated Bylaws provide that directors and officers will have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of the Nevada Revised Statutes as it may from time to time be amended or any successor provision thereto.
The Company’s Amended and Restated Articles of Incorporation provide that every person who was or is a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent legally permissible under the laws of Nevada against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.
In addition, the Company’s Amended and Restated Articles of Incorporation provide that the board of directors of the Company may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.
Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes provide that the articles of incorporation, bylaws or an agreement made by a corporation may provide that expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by a corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that a director or officer is not entitled to be indemnified by the corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the Company’s payment of expenses incurred or paid by the Company’s director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the Company’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 8.    Exhibits.

EXHIBIT INDEX

No.	Description
4.1	Amended and Restated Articles of Incorporation of IZEA, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 23, 2011).
4.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2011).
4.3	Certificate of Change of IZEA, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2012).
4.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2013).
4.5	Certificate of Amendment to Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2014).
4.6	Certificate of Amendment to Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2016).
4.7
Articles of Merger filed with Secretary of State of the State of Nevada effective August 20, 2018 (incorporated by reference from Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on August 23, 2018).

4.8	Amended and Restated Bylaws of IZEA, Inc. (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 23, 2011).
4.9
IZEA Worldwide, Inc. 2011 Equity Incentive Plan, as amended and restated (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2018).

4.10
IZEA Worldwide, Inc. 2014 Employee Stock Purchase Plan, as amended and restated (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2018).

5.1	Opinion of McDonald Carano, LLP.
23.1	Consent of BDO USA, LLP.
23.2	Consent of McDonald Carano, LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on this 18th day of January 2019.

IZEA Worldwide, Inc.

January 18, 2019	By:	/s/ Edward H. Murphy
Edward H. Murphy President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

We, the undersigned officers and directors of IZEA Worldwide, Inc., hereby severally constitute and appoint Edward H. Murphy and Sandra Carbone, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Edward H. Murphy	January 18, 2019
Edward H. Murphy
President, Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

/s/ Michael R. Heald	January 18, 2019
Michael R. Heald
Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Ryan S. Schram	January 18, 2019
Ryan S. Schram
Chief Operating Officer and Director

/s/ Brian W. Brady	January 18, 2019
Brian W. Brady
Director

/s/ John H. Caron	January 18, 2019
John H. Caron
Director

/s/ Lindsay A. Gardner	January 18, 2019
Lindsay A. Gardner
Director

/s/ Jill M. Golder	January 18, 2019
Jill M. Golder
Director

/s/ Daniel R. Rua	January 18, 2019
Daniel R. Rua
Director

/s/ Patrick J. Venetucci	January 18, 2019
Patrick J. Venetucci
Director